Exhibit 12.1
STATEMENT OF CALCULATION OF
RATIO OF EARNINGS TO FIXED CHARGES
(000’s)
For the purpose of calculating the ratio of earnings to fixed charges, “earnings” represent income before income taxes plus fixed charges. “Fixed charges” consist of (a) interest expensed and capitalized; (b) amortized premiums, discounts and capitalized expenses related to indebtedness; (c) an estimate of the interest within rental expenses; and (d) preference security dividend requirements of consolidated subsidiaries.

			Fiscal Year Ended
	April 30,
	2003		2004		2005		2006		2007
Earnings:

Earnings before Fixed Charges	$14,605		$39,745		$2,140		$(21,268)		$(3,965)

Fixed Charges

Int Exp (Inc Amort of Debt Costs)	—		5,252		11,544		26,841		26,649
Less Capitalized Interest	173		7,900		14,300		—		—
Estimated Interest within Rental Expenses	—		43		45		26		—

Total Fixed Charges	173		13,195		25,889		26,867		26,649

Amort of Capitalized Interest	—		—		—		699		699
Less Capitalized Interest	—		(7,900)		(14,300)		—		—

Total	—		(7,900)		(14,300)		699		699

Total Earnings	14,778		45,040		13,729		6,298		23,383

Fixed Charges	173		13,195		25,889		26,867		26,649

Ratio of Earnings to Fixed Charges	85.2	x	3.4	x	0.5	x	0.2	x	0.9	x